Exhibit 23.1



                        Coopers & Lybrand L.L.P.
                         One Post Office Square
                           Boston, MA 02109


We consent to the incorporation by reference in the Registration Statement of The TJX Companies, Inc. on Form S-8 of our report dated March 12, 1996 on our audits of the financial statements and financial statement schedule of The TJX Companies, Inc. as of January 27, 1996 and January 28, 1995 and for the years ending January 27, 1996, January 28, 1995 and January 29, 1994 which reports are included in or incorporated by reference in, the Annual Report on Form 10-K of the TJX Companies, Inc. for the fiscal year ended January 27, 1996.

                                                 /s/ Coopers & Lybrand L.L.P.
                                                     Coopers & Lybrand L.L.P.


Boston, Massachusetts
March 18, 1997